UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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ViewPoint Financial Group, Inc.
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April 11, 2013

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of ViewPoint Financial Group, Inc. The meeting will be held on Thursday, May 16, 2013, at 4:00 PM local time, in the Dallas Room on the 3rd Floor of ViewPoint Bank's offices located at 1201 W. 15th Street, Plano, Texas.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. In addition, we will report on our progress during the past year and entertain your comments and questions.

Included with this proxy statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2012. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements.

We encourage you to attend the meeting in person. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope or vote electronically via the Internet or telephone. See “How do I vote?” in the proxy statement for more details. Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for matters being acted upon at the meeting.

Please note that on the enclosed proxy card you have the option to enroll in our Electronic Access Program, which would give you electronic access to our future annual reports and proxy statements in lieu of mail delivery. By agreeing to get these materials via the Internet, you are helping to conserve the environment and cut postage and printing costs.

Your Board of Directors and management are committed to the success of ViewPoint Financial Group, Inc. and the enhancement of your investment. As Chairman of the Board, I want to express my appreciation for your confidence and support.

Very truly yours,

James B. McCarley
Chairman of the Board

VIEWPOINT FINANCIAL GROUP, INC.
1309 W. 15th STREET
PLANO, TEXAS 75075
(972) 578-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 16, 2013

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of ViewPoint Financial Group, Inc. will be held as follows:

TIME	4:00 PM local time Thursday, May 16, 2013
PLACE	ViewPoint Bank 3rd Floor - Dallas Room 1201 W. 15th Street Plano, Texas
ITEMS OF BUSINESS
(1) The election of one director of ViewPoint Financial Group, Inc.
(2) Shareholder advisory vote as to the compensation of ViewPoint
Financial Group, Inc.'s executives.
(3) The ratification of the appointment of Ernst & Young LLP as
ViewPoint Financial Group, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2013.

RECORD DATE	Holders of record of ViewPoint Financial Group, Inc. common stock at the close of business on March 27, 2013, are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2013:This Notice of Annual Meeting and ViewPoint Financial Group, Inc.'s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2012 are available on the Internet at http://www.vpfgproxy.com.

BY ORDER OF THE BOARD OF DIRECTORS

James B. McCarley
Chairman of the Board
Plano, Texas
April 11, 2013

VIEWPOINT FINANCIAL GROUP, INC.
1309 W. 15th Street
Plano, Texas 75075
(972) 578-5000

PROXY STATEMENT

INTRODUCTION

The ViewPoint Financial Group, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of ViewPoint Financial Group, Inc. for use at ViewPoint Financial Group, Inc.'s upcoming annual meeting of shareholders. The annual meeting of shareholders will be held on Thursday, May 16, 2013 at 4:00 PM, in the Dallas Room on the 3rd Floor of ViewPoint Bank's offices located at 1201 W. 15th Street, Plano, Texas.

At the meeting, shareholders will be asked to vote on three proposals, which are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. ViewPoint Financial Group, Inc. is referred to in this proxy statement from time to time as the “Company.” Certain of the information in this proxy statement relates to ViewPoint Bank, National Association (the “Bank”), the wholly owned subsidiary of the Company.

By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company's Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting. This proxy statement and the accompanying materials are being mailed to shareholders on or about April 11, 2013.

Your proxy vote is important. Whether or not you plan to attend the meeting, please submit your proxy promptly either in the enclosed envelope, via the Internet or by telephone.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to vote on the following proposals:

Proposal 1.	Election of one director of the Company;
Proposal 2.	Shareholder advisory vote as to the compensation of the Company's executives; and
Proposal 3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.

Shareholders also will transact any other business that may properly come before the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from shareholders.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote “FOR” the election of the director nominee named in this proxy statement, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of Ernst & Young LLP.

Who is entitled to vote?

The record date for the meeting is March 27, 2013. Only shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting. The only class of stock entitled to be voted at the meeting is ViewPoint Financial Group, Inc. common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 39,948,031 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.

What if my shares are held in the Company's employee stock ownership plan?

We maintain an employee stock ownership plan which owns approximately 6.8% of the Company's common stock. Employees of the Company and the Bank participate in the employee stock ownership plan. Each participant instructs the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant's shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, or in the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, the trustee will vote the shares “FOR” each of the proposals set forth in this proxy statement. The trustee will vote the shares of ViewPoint Financial Group, Inc. common stock held in the employee stock ownership plan but not allocated to any participant's account in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

2. You may vote by telephone. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included with the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

3. You may vote on the internet. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included with the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

4. You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of ViewPoint Financial Group, Inc. common stock on March 27, 2013, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered shareholder?

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•signing another proxy with a later date;
•voting by telephone or on the Internet-your latest telephone or Internet vote will be counted;
•giving written notice of the revocation of your proxy to the Secretary of the Company prior to the
•annual meeting; or
•voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•FOR the election of the director nominee to the Company's Board of Directors;
•FOR the advisory vote on executive compensation; and
•FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the meeting. If any other proposal properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

Directors are elected by a plurality of the votes cast, which means that the director nominee who receives the highest number of votes for the position to be filled will be elected. The advisory vote on executive compensation and the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants requires the affirmative vote of the majority of votes cast on the matter.

How will withheld votes and abstentions be treated?

If you withhold authority to vote for the director nominee or if you abstain from voting on any of the other proposals, your shares will still be included for purposes of determining whether a quorum is present. If you abstain from voting on the advisory vote on executive compensation or the ratification of the appointment of the independent auditors, your shares will be included in the number of shares voting on that proposal and, consequently, your abstention will have the same practical effect as a vote against that proposal.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal. Consequently, any broker non-votes will have the following effects:

Proposal 1.	Broker non-votes will have no effect on the election of directors.
Proposals 2 and 3
Broker non-votes will not be counted in determining the number of shares necessary for approval of the advisory vote on executive compensation or for the ratification of the appointment of the Company's independent auditors and will, therefore, reduce the absolute number, but not the percentage, of the affirmative votes required for the approval of each of these proposals.

STOCK OWNERSHIP

The following table presents information regarding the beneficial ownership of ViewPoint Financial Group, Inc. common stock, as of the March 27, 2013 voting record date, by:

•	Shareholders known by management to beneficially own more than five percent of the outstanding common stock of ViewPoint Financial Group, Inc.;

•	each of our directors and our director nominee for election;

•	each of our executive officers named in the “Summary Compensation Table” appearing in the
“Compensation of Executive Officers” section of this proxy statement; and

•	all of the executive officers, directors and our director nominee as a group.

The persons named in the following table have sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each of the beneficial owners, except where otherwise indicated, is the same address as that of the Company. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of the Company. Beneficial ownership is determined in accordance with the rules of the SEC. As of March 27, 2013, there were 39,948,031 shares of ViewPoint Financial Group, Inc. common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership		Percentage of Common Stock Outstanding
5% and Greater Shareholders:
Trust for Employee Stock Ownership Plan Portion of ViewPoint Bank 401(k) Employee Stock Ownership Plan	2,708,263	[1]	6.8%
Keeley Asset Management Corp. and John L. Keeley, Jr.
111 West Jackson, Suite 810
Chicago, IL 60604	2,208,865	[2]	5.5
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	2,147,469	[3]	5.4
Directors, Director Nominee and Named Executive Officers:
James B. McCarley, Chairman of the Board	78,701	[4]
Anthony J. LeVecchio, Vice Chairman of the Board	65,990	[4]
Gary D. Basham, Director	62,670	[4,5]
Jack D. Ersman, Director	57,931	[4,6]
Bruce W. Hunt, Director/Director Nominee	298,121	[4,7]
James Brian McCall, Director	51,844	[4]
Karen H. O'Shea, Director	78,726	[4,8]
V. Keith Sockwell, Director	45,765	[4,9]
Kevin J. Hanigan, President, CEO and Director	163,400	[4]
Pathie E. McKee, EVP, CFO	87,124	[4,10]
Mark L. Williamson, EVP, Chief Credit Officer	73,857	[4,10,11]
Charles D. Eikenberg, EVP, Community Banking	54,000	[4]
Scott A. Almy, EVP, Chief Risk Officer & General Counsel	59,000	[4]
Thomas S. Swiley, EVP, Chief Lending Officer	56,500	[4]
Mark E. Hord, former EVP/General Counsel and Interim CEO	42,744	[12]
Directors, director nominee and executive officers of the Company as a group (15 persons)	1,276,373	[13]	3.2

1 As reported by the Trust for the Employee Stock Ownership Plan Portion of ViewPoint Bank 401(k) Employee Stock Ownership Plan in a Schedule 13G/A filed with the SEC on February 12, 2013, which reported shared voting and dispositive power with respect to all shares beneficially owned.
2 As reported by Keeley Asset Management Corp. and John L. Keeley, Jr. in a Schedule 13G filed with the SEC on February 7, 2013, which reported sole voting power with respect to 2,018,725 shares beneficially owned and sole dispositive power with respect to 2,206,355 shares beneficially owned.
3 As reported by BlackRock, Inc. in a Schedule 13G filed with the SEC on January 30, 2013, which reported sole voting power with respect to 2,147,469 shares beneficially owned and sole dispositive power with respect to 2,147,469 shares beneficially owned.
4 Includes restricted stock awarded to the individuals referenced under shareholder approved equity incentive plans, over which they have sole voting but no dispositive power, as follows:

James B. McCarley	10,250
Anthony J. LeVecchio	30,250
Gary D. Basham	5,250
Jack D. Ersman	5,250
Bruce W. Hunt	30,250
James Brian McCall	30,250
Karen H. O'Shea	30,250
V. Keith Sockwell	10,250
Kevin J. Hanigan	122,496
Pathie E. McKee	22,000
Mark L. Williamson	49,000
Charles D. Eikenberg	51,000
Scott A. Almy	51,000
Thomas S. Swiley	51,000
5 Includes 1,260 shares owned by Mr. Basham's spouse and 300 shares owned by Mr. Basham's spouse held in custodial accounts.
6 Includes 35,000 shares held in a trust for which Mr. Ersman is the trustee and beneficiary.
7 Includes 1,105 shares owned by Mr. Hunt's spouse and 245,531 shares held in trusts for which Mr. Hunt is the trustee.
8 Includes 10,771 shares held by Ms. O'Shea's spouse.
9 Includes 18,060 shares owned by Mr. Sockwell's spouse.
10 Includes shares allocated to the individual under the Employee Stock Ownership Plan, over which they have sole voting but no dispositive power, as follows: Ms. McKee - 12,412 shares, Mr. Williamson - 2,595 shares.
11 Includes options to purchase 10,000 shares of the Company's common stock which are currently exercisable or which will become exercisable within 60 days after the March 27, 2013 voting record date.
12 Mr. Hord resigned from the Company on July 31, 2012. Prior to his resignation, he served as EVP/General Counsel, as well as Interim CEO until Mr. Hanigan joined the Company in April 2012.
13 Includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary, or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.
PROPOSAL 1 - ELECTION OF DIRECTORS
The Company's Board of Directors is currently composed of nine members, each of whom is also a director of the Bank. One-third of the directors are elected annually. Directors of the Company are elected to serve for a three-year term or until their respective successors are elected and qualified.
On March 5, 2013, the Company entered into a Director's Agreement with each of the Messrs. McCarley, Basham, Ersman and Sockwell. Messrs. Basham and Ersman are members of the Company's 2013 director class and will retire effective as of the Company's 2013 annual meeting of shareholders on May 16, 2013. The Board of Directors wishes to thank Messrs. Basham and Ersman for their dedicated service to the Company and the Bank. The Company's Board of Directors has determined to reduce the size of the Board of Directors to seven positions, effective at the 2013 annual meeting. Messrs. McCarley and Sockwell are members of the Company's 2014 and 2015 director classes, respectively, and will retire from the Board of Directors at the Company's annual meeting of shareholders in 2014. Please see the Company's Current Report on Form 8-K filed with the SEC on March 6, 2013 for more information.

The following table sets forth certain information regarding the composition of the Company's Board of Directors, including each director's term of office. The Board of Directors, acting on the recommendation of the Governance and Nominating Committee, has recommended and approved the nomination of Bruce W. Hunt to serve as director for a term of three years to expire at the annual meeting of shareholders to be held in 2016. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for the nominee is withheld) will be voted at the annual meeting “FOR” the election of this director nominee. If the nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendations of the Governance and Nominating Committee, may recommend. At this time, the Board of Directors knows of no reason why the nominee might be unable to serve if elected. Except as disclosed in this proxy statement, there are no arrangements or understandings between the nominee and any other person pursuant to which the nominee was selected.

Name	Age	Position(s) Held in the Company	Director Since	Term of Office to Expire
Nominee
Bruce W. Hunt	54	Director	2012	2016
Directors Remaining in Office
James Brian McCall, Ph.D.	54	Director	2009	2014
James B. McCarley [1]	69	Chairman of the Board	1992	2014
Karen H. O'Shea	62	Director	1998	2014
Kevin J. Hanigan	56	Director, President and CEO	2012	2015
Anthony J. LeVecchio	66	Vice Chairman of the Board	2006	2015
V. Keith Sockwell [1]	70	Director	1987	2015
1 To retire effective as of the 2014 annual shareholder meeting.

Beyond their service with the Company, our directors are accomplished business professionals who have demonstrated a sincere commitment and enthusiasm to the Company and to their communities. To stay abreast of important regulatory changes and financial industry trends, our board members attend multiple bank and financial institution industry conferences and educational programs, generally totaling 20 to 30 hours per year or more. The business experience of each director and director nominee for at least the past five years is set forth below.

Bruce W. Hunt. Mr. Hunt joined the Board of Directors of the Company and of the Bank in 2012, following completion of the merger of Highlands Bancshares, Inc. with and into the Company. He serves on the Governance and Nominating Committee. Mr. Hunt is President of Petro-Hunt, L.L.C., an independent oil and gas production company headquartered in Dallas, Texas. Mr. Hunt is a graduate of the University of Texas with a BBA in Petroleum Land Management. He currently serves on the Board of Directors of Hornbeck Offshore Services, Inc. (NYSE: HOS) and is the independent lead director for that company. Mr. Hunt is active in a number of industry and professional organizations, such as the American Petroleum Institute (API), Independent Producers Association of America (IPAA), National Ocean Industries Association (NOIA), and All-American Wildcatters. Mr. Hunt serves on the Board of Trustees at Texas Christian University (TCU) and is a past member of the International Board of Visitors at TCU's Neeley School of Business. Mr. Hunt is an experienced business leader. The depth and breadth of his general business knowledge, coupled with the experience he has gained as a director of Highlands Bancshares and as the lead independent director for another publicly held company makes Mr. Hunt a valuable addition to the Board.

James Brian McCall, Ph.D. Brian McCall has served on the Board of Directors of the Company since 2011 and of the Bank since 2009. Dr. McCall is Chairman of the Legislative Committee and of the Nominations Sub-Committee. He is a member of the Audit, Risk Management and Compensation Committees. Dr. McCall is chancellor of the Texas State University System, the oldest and third-largest university system in Texas, comprising eight institutions with more than 76,000 students and 15,000 faculty and staff. He previously served in the Texas House of Representatives, first elected in 1991 to represent the areas of North Dallas, Frisco, Allen, and Plano. As a representative, Dr. McCall served as chairman of the House Calendars Committee and as a member of the Higher Education Committee. Texas Monthly named him one of the "10 Best" legislators of the 2009 session. Dr. McCall was President of Westminster Capital Corporation, an investment firm focused on acquisitions primarily in software and technology. A long-time civic and community volunteer, Dr. McCall is founder and chairman of the board of The Empowerment Project, a non-profit organization which has sent more than $10 million worth of math and science books to disadvantaged schools in the Republic of South Africa, and helped construct a library in Vietnam through the Libraries of Love organization. Dr. McCall's management and legislative expertise, as well as his civic and community involvement, give him a broad range of experience and knowledge which he draws upon for service on our Board and his assigned committees.

James B. McCarley. Mr. McCarley has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1992. He has served as Chairman of the Board since 1999. Mr. McCarley serves as Chairman of the Executive Committee and is also a member of the Compensation, Legislative and Governance and Nominating Committees. Since January 1996, Mr. McCarley has served as President of James McCarley Consultants, a governmental affairs consulting company. He served as Executive Director of the Dallas Regional Mobility Coalition (DRMC) on a contract basis from 1996 until his retirement in 2007. DRMC is a voluntary coalition of five counties and 27 cities in the Texas Department of Transportation Dallas District that promotes mobility issues, projects and programs for transportation improvements. During his service with the DRMC, he served as interim Executive Director of the North Texas Tollway Authority, a Regional Tollway Authority comprised of four counties in North Texas. His service there included responsibility for development of tollway facilities through public revenue bond funding for various projects over $2 billion and operation of the Regional Agency. From February 1987 through January 1996, Mr. McCarley served as the Assistant City Manager-Director of Public Safety for the City of Plano, Texas. During a portion of his service with the City of Plano he had oversight of the Finance Department and Tax Department along with Budget Planning. Prior to 1987, Mr. McCarley spent 23 years in law enforcement, including serving nearly 11 years as the Chief of Police for the City of Plano, Texas. Mr. McCarley was also a founding director of and equity investor in the Town and Country Savings and Loan (State Chartered) in McKinney and served on the Loan Committee of that entity prior to its sale to another institution in the early eighties.
Karen H. O'Shea. Ms. O'Shea has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1998. Ms. O'Shea chairs the Compensation Committee and is also a member of the Governance and Nominating, Sub Nominating and Executive Committees. Prior to her retirement in 2008, she was Vice President of Communications and Public Relations for Lennox International Inc., a NYSE-listed manufacturer of heating and air conditioning equipment. During her 25 years at Lennox, Ms. O'Shea's responsibilities included media relations, corporate communications, investor relations and human resources, including compensation and employee development. Prior to her tenure at Lennox, she was a teacher, an owner and manager of a retail business, and an editor for a major Texas metropolitan newspaper. She also served on the board of directors of Richardson Regional Medical Center for eight years, including a term as Vice-Chairman. Ms. O'Shea's expertise in corporate communications for a NYSE-listed company and her experience in human resources, employee development and compensation, as well as her experience on the boards of both a large regional medical institution and the Company, give her a broad range of experience she draws upon for her service on our board and her assigned committees.
Kevin J. Hanigan. Mr. Hanigan is a director and the President and Chief Executive Officer of the Company and the Bank, positions he has held since completion of the merger of Highlands Bancshares, Inc. with and into ViewPoint Financial Group, Inc. in April 2012. Mr. Hanigan serves on the Lending Committee. Prior to joining the Company, Mr. Hanigan was the chairman and chief executive officer of Highlands, serving in those roles since 2010. His experience in Texas banking spans three decades and includes numerous leadership and management roles. Prior to joining Highlands, Mr. Hanigan served as chairman and chief executive officer of Guaranty Bank. After joining Guaranty in 1996, Mr. Hanigan held several senior-level executive positions that culminated in his appointment as chairman and chief executive officer in 2009. Previous positions with Guaranty included senior executive vice president from 2000 to 2007 with oversight of all corporate banking operations and responsibilities for middle market, oil and gas, syndications, treasury management and asset-based lending. In April 2007, Mr. Hanigan was appointed senior executive vice president with responsibilities for retail banking operations, provided through 163 offices in Texas and California, as well as an insurance subsidiary. From March to November 2008, he served as senior executive vice president and chief banking officer until his appointment as president and chief operating officer in November 2008. Mr. Hanigan began his career with Bank of the Southwest in Houston in June 1980. Mr. Hanigan earned his undergraduate degree and Master of Business Administration from Arizona State University. With more than 30 years of experience working in the banking industry in Texas and serving as chief executive officer of several institutions, Mr. Hanigan brings outstanding leadership skills and a deep understanding of the local banking market and issues facing the banking industry.

Anthony J. LeVecchio. Mr. LeVecchio joined the Board of Directors of the Company (including its predecessor entity) and the Bank in September 2006. Mr. LeVecchio serves as Chairman of the Audit Committee and is also a member of the Compensation, Executive, Risk Management, and Lending Committees. He is also a member of the

Nominations Sub-Committee. Mr. LeVecchio is President and Principal of The James Group, Inc., a Plano, Texas-based consulting group that focuses on providing executive support to businesses throughout the United States. Prior to founding The James Group, Mr. LeVecchio served as Senior Vice President and Chief Financial Officer of VHA Southwest, Inc., a regional health care system comprised of not-for-profit hospitals in Texas. Before VHA Southwest, Mr. LeVecchio served in various senior financial management capacities with Phillips Information Systems, Exxon Office Systems and Xerox Corporation. Mr. LeVecchio currently serves on the boards of directors of Ascendant Solutions (a privately-owned value-oriented investment firm based in Dallas) and UniPixel (a publicly traded technology company based in The Woodlands, Texas). Mr. LeVecchio also served on the boards of directors of DG Fast Channel (a publicly traded technology company based in Dallas, Texas) until July 2011 and Microtune, Inc. (a former publicly traded radio frequency silicon and systems company based in Plano, Texas) until November 2010. Mr. LeVecchio, who serves as our audit committee financial expert, holds a Bachelor of Economics and an M.B.A. in Finance from Rollins College. His broad experience serving on the boards of publicly traded companies, together with his expertise and extensive experience in accounting and finance and his sharp focus on the financial efficiency and profitability of the institution, have contributed significantly to our efforts since he joined the Board in 2006.
V. Keith Sockwell. Mr. Sockwell has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1987. Mr. Sockwell serves as Chairman of the Governance and Nominating Committee and is also a member of the Legislative, Executive, Compensation and Audit Committees. He served as the President and CEO of Cambridge Strategics until July 2011. He now serves as a partner of N2 Learning LLC, a consulting and planning firm that works with public schools, colleges and universities in the state of Texas. Mr. Sockwell retired after 40 years in public education where he served as Deputy Superintendent of the Plano Independent School District and Superintendent of the Northwest Independent School District. He is a member of the Texas Association of School Administrators. He served on the executive committees for the Texas School Coalition and the Fast Growth Coalition of Texas Public Schools. Mr. Sockwell's years of executive management with large public educational organizations provided him extensive experience in budgeting, financial management and human resources that prove valuable in his role as a board member. In addition, his 23 years of service on our Board of Directors gives him an important historical perspective on our business.

COMPENSATION OF EXECUTIVE OFFICERS
The Objectives of our Executive Compensation Program
Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our named executive officers ("NEOs"). NEOs consist of the chief executive officer, chief financial officer and the other three most highly-compensated executive officers. The Compensation Committee is composed entirely of independent directors.
Our executive compensation programs are designed to achieve the following objectives:

•	Ensure mutual understanding of key business strategies and goals by executives and Board members;

•	Focus executives on the achievement of annual and long-range results;

•	Promote and build teamwork, aligning team and individual efforts toward accomplishing key business priorities;

•	Reward outstanding short- and long-term performance by providing competitive incentive awards consistent with actual results.
The Compensation Committee approves the annual compensation package of our NEOs and annually analyzes our chief executive officer's performance to determine his base salary and bonus award payout. Annual performance reviews and any other information that the Compensation Committee may deem relevant are considered by the Compensation Committee when making decisions on setting base salaries and award plan targets and payments for our NEOs. When making decisions on setting base salary and award plan targets and payments for new NEOs, the Compensation Committee considers the importance of the position to the Company, the past salary history of the executive officer and future contributions to be made by the executive officer. The Compensation Committee modifies (as appropriate) and approves recommendations of the compensation consultants, who are selected by the Compensation Committee.
Compensation Philosophy
The goal of our compensation philosophy is to attract and retain executives with the ability and experience necessary to lead us and deliver strong performance. We strive to provide a total compensation package that is competitive with total compensation provided by industry peer groups.
Our compensation package consists of three main components: base salary, short-term incentives ("STI"), and long-term incentives ("LTI"). We targeted 2012 base salaries to be at or near the 50th percentile of our peer group for each position, adjusted for marketplace demands, needs of our organization, an individual's experience and overall relationship to competitive market data surveys. The STI is a cash award, based on our performance compared to company goals and an individual performance assessment. The LTI, which is an equity based incentive, rewards executives for driving long-term, sustained performance, aligns executives with shareholder interests through stock ownership and ensures focus on share value appreciation, while providing a balanced view of performance and rewards with the time horizon of risk.
The 2012 total compensation package was determined by the Compensation Committee using our 2010 peer group analysis information, which was reviewed and updated with the assistance of Cardwell Consulting. The following selection criteria was utilized: (1) bank holding companies, regional banks and thrifts (in priority order), (2) similar in size to the Company ($1.1B to $9.7B total assets; approximately $2.9B median total assets), (3) well-capitalized, (4) complete total direct compensation programs for executives, and (5) representative of all major regions across the United States. Based on this review seven institutions, Bank Mutual Corporation, Beneficial Mutual Bancorp, Inc. (MHC), Camden National Corporation, ESB Financial Corporation, First Defiance Financial Corporation, MetroCorp Bancshares, Inc., and Suffolk Bancorp, were eliminated based on market cap size, business model, and financial performance. Seven institutions, Oritani Finacial Corporation, Bank of the Ozarks, Inc., Dime Community Bancshares, Inc., Chemical Financial Corporation, TrustCo Bank Corp NY, Berkshire Hills Bancorp, Inc., and Brookline Bancorp, Inc., were added to complete the peer group. The selected peer group information was supplemented with published survey information using the 2011/2012 Towers Watson Financial Institutions Survey. The peer company information used for the 2012 compensation package is shown below.

		At and For Year Ended December 31, 2010
Company Name	Trading Symbol	Total Assets ($M)	Market Cap ($M)	Net Income($T)
First Financial Bankshares, Inc.	FFIN	$3,776	$1,079	$59,659
IBERIABANK Corporation	IBKC	10,027	1,550	48,826
Kearny Financial Corp. (MHC)	KRNY	2,340	626	6,812
Lakeland Financial Corporation	LKFN	2,682	400	24,543
OmniAmerican Bancorp, Inc.	OABC	1,108	195	1,657
Prosperity Bancshares, Inc.	PB	9,477	1,898	127,708
S.Y. Bancorp, Inc.	SYBT	1,903	299	22,953
Southside Bancshares, Inc.	SBSI	3,000	357	40,446
Texas Capital Bancshares, Inc.	TCBI	6,446	1,228	37,187
Univest Corporation of Pennsylvania	UVSP	2,134	271	15,756
Oritani Financial Corp.	ORIT	2,477	581	8,364
Bank of the Ozarks, Inc.	OZRK	3,273	992	63,924
Dime Community Bancshares, Inc.	DCOM	4,040	492	41,389
Chemical Financial Corporation	CHFC	5,246	631	23,090
TrustCo Bank Corp NY	TRST	3,955	513	29,321
Berkshire Hills Bancorp, Inc.	BHLB	2,881	467	13,858
Brookline Bancorp, Inc.	BRKL	2,721	649	27,641
High		10,027	1,898	127,708
Low		1,108	195	1,657
Median		3,000	581	27,641
Average		3,970	719	34,890
ViewPoint Financial Group, Inc.	VPFG	2,942	407	17,799

The 2013 total compensation package was determined by the Compensation Committee with the assistance of Pearl Meyer & Partners (“PM&P”). On December 19, 2011, the Bank converted its charter from a federal thrift charter to a national banking charter. Now that the Bank has operated under a national banking charter for over a year, the Compensation Committee refined the peer group going forward to include peers with a commercial banking focus, shifting away from thrifts and converted institutions, to better match the Company's strategic direction. The following selection criteria was utilized for 2013: (1) similar in size to the Company ($1.8B to $7.2B total assets; approximately $3.6B median total assets), (2) locations in the Midwest and Southwest states, as well as Arkansas, and (3) established commercial banks with similar business models. The selection process eliminated companies outside of approximately 0.5 times to 2 times the Company's asset size, banks outside the region and breadth of operations due to different business challenges, and banks with unique business models or too large/small market caps that exhibit different financial performance characteristics and, accordingly, different compensation programs. According to these criteria, the companies selected for the 2013 peer group were Park National Corporation (PRK), First Financial Bancorp (FFBC), BancFirst Corporation (BANF), Chemical Financial Corporation (CHFC), National Bank Holdings Corporation (NBHC), Heartland Financial USA, Inc. (HTLF), 1st Source Corporation (SRCE), First Financial Bankshares, Inc. (FFIN), First Merchants Corporation (FRME), Great Southern Bancorp, Inc. (GSBC), Home BancShares, Inc. (HOMB), Bank of the Ozarks, Inc. (OZRK), Community Trust Bancorp, Inc. (CTBI), First Busey Corporation (BUSE), Republic Bancorp, Inc. (RBCAA), Simmons First National Corporation (SFNC), Southside Bancshares, Inc. (SBSI), Lakeland Financial Corporation (LKFN), First Financial Corporation (THFF), CoBiz Financial Inc. (COBZ), Southwest Bancorp, Inc. (OKSB) and S.Y. Bancorp, Inc (SYBT). In addition, we may also use other publicly traded banks in our market area as a reference point to measure our performance. The Compensation Committee will review the peer group annually to ensure continued appropriateness.

Compensation Governance Programs
Our executive compensation programs and principles are based on a strong pay for performance philosophy and a commitment to balanced performance metrics and sound governance.
Stock Ownership Guidelines. Beginning in 2011, the stock ownership guidelines require that NEOs and Board members have a significant stake in the Company's results and share value through holding a suitable amount of Company common stock. At that time, the Compensation Committee determined to establish a guideline with a specific investment amount threshold, which was revised in 2012. The requirement aligns the interests of our executives and Board with the interests of our shareholders. For purposes of the stock ownership guidelines, stock ownership includes:

•	All shares owned, but excluding unexercised stock options, unvested shares of restricted stock or restricted stock units;

•	Shares held in trust where the NEO or Board member retains beneficial ownership; and

•	Any shares accumulated through employee benefit plans.

The stock ownership guidelines are summarized below.

Level	New 2012 Guideline	Prior Guideline
President and CEO	3.0 times base salary	$750,000
Other NEOs	2.0 times base salary	$100,000
Board members	10,000 shares	$100,000

At the time of the initial adoption of the stock ownership guidelines, NEOs and Board members were allowed three years following the date the guidelines were approved to reach their ownership levels. Subsequent NEOs or Board members have five years from the date they join the Company or the date they are promoted into a covered position to be in compliance with the stock ownership guidelines.

Shareholder “Say on Pay”. We are required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to include a non-binding, advisory, “say on pay” vote in our annual meeting proxy statement at least once every three years and at least once every six years a non-binding, advisory vote on the frequency of future say-on-pay votes. At our 2012 annual meeting of shareholders, over 92% of the shares voted were in support of the compensation of the NEOs. Accordingly, the Board of Directors has continued to apply the same effective principles and philosophy it has used in prior years in determining executive compensation and will continue to consider shareholder feedback when determining executive compensation. In 2011, shareholders voted on the frequency of future say-on-pay votes, with the most votes cast in favor of a frequency of every year. Our Board of Directors determined, in light of those results, that the Company will include a say-on-pay vote in its annual meeting proxy materials every year until the next required frequency vote is held. See “Proposal II - Advisory Vote on Executive Compensation.”

Clawback. Our Board adopted a policy related to the recoupment of compensation in response to the Dodd-Frank Act. The policy provides that following an accounting restatement due to material noncompliance with any financial reporting requirements under securities laws, the Company must seek repayment from any current or former executive officer of any incentive-based compensation paid during the three-year period preceding the date that the Company is required to prepare the accounting restatement that was based on the erroneous data. The clawback is calculated as the excess amount paid on the basis of the restated results. This recoupment policy applies in addition to the clawback provisions of the Sarbanes-Oxley Act of 2002 and any shareholder-approved equity incentive plan.

Roles of the Compensation Committee, Compensation Consultant and Management. The Compensation Committee is comprised solely of independent directors and is responsible for determining the compensation of our NEOs. The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant's fees and all other terms of the engagement. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.
The Compensation Committee receives assistance from an independent consulting firm. Cardwell Consulting served as the independent consulting firm for 2012 and beginning in 2013 PM&P will serve in that capacity. The Compensation Committee has reviewed and concluded that PM&P's consultation services comply with the new standards adopted by the SEC and by NASDAQ with regards to compensation advisor independence and conflicts of interest.  The Committee will continue to monitor this compliance on an ongoing basis. Although the Committee makes independent decisions on all matters related to compensation of the NEOs, certain members of management may be requested to attend or provide input to the Committee. Management's input ensures the Committee has the information and perspective it needs to carry out its duties.
Company Performance Summary
2012 was an exciting year in the Company's 60-year history. During the year, we added a new President and CEO, as well as three new members to our executive management team. We posted record earnings, dramatically increased commercial lending, completed our first bank acquisition, and improved on all of our profitability metrics, most notably the net interest margin. In addition, most of our loan growth was organic, coming from originations, rather than through the acquisition. Below are some highlights from 2012:

•
Acquired Highlands Bancshares, Inc. ("Highlands") in April 2012, which was a strategic, in-market acquisition to provide growth opportunities in North Texas. As part of the acquisition, Highlands President and CEO Kevin Hanigan joined the Company and the Bank as President and CEO.

•	Increased year-to-date net interest income by $33.2 million, or 40.3%.

•	Improved net interest margin for the year ended December 31, 2012 to 3.61%, up 70 basis points from 2.91% for the year ended December 31, 2011.

•	Boosted gross loans by $689.1 million in 2012, with strong growth in commercial real estate, commercial and industrial and loans held for sale (including loans acquired from Highlands).

•
Increased the annual dividend by $0.10 per common share, from $0.20 per common share in 2011 to $0.30 per common share in 2012. Additionally, the Company prepaid the quarterly dividend for the first quarter of 2013 in December 2012, distributing an additional $0.10 per common share.

•
Improved the efficiency ratio to 61.32% for the year ended December 31, 2012, compared to 67.81% for the year ended December 31, 2011 (efficiency ratio is calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on foreclosed assets, impairment of goodwill, gains from securities transactions and other non-recurring items).

Our Executive Compensation Programs
        Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above and include:

•	Base salary

•	STI (cash awards) and discretionary bonuses

•	LTI (equity awards)

•	Other benefits

•	Post termination pay
Base Salary. Base salaries for the NEOs are typically reviewed by the first quarter during the annual performance review process. Adjustments, if any, are made based on individual performance and market competitiveness while maintaining fixed costs at an appropriate level. On occasion, factors such as promotion, change in job duties, performance and market competitiveness may support an adjustment outside of the annual performance review. The Compensation Committee independently establishes the base salary for the CEO, and the CEO makes recommendations to the Compensation Committee for salary adjustments for the other NEOs. In 2012, Mr. Hanigan joined the Company as CEO, and Mr. Eikenberg, Mr. Almy and Mr. Swiley also joined in 2012 as new NEOs. As discussed in "Compensation Philosophy," 2012 base salaries were targeted to be at or near the 50th percentile of our peer group for each position, adjusted for marketplace demands, needs of our organization, an individual's experience and overall relationship to competitive market data surveys.
For the CEO's base salary in 2013, the Compensation Committee reviewed Mr. Hanigan's experience and performance, and determined to adjust his base salary upward to approximately the 65th percentile, which was verified against the proposed peer group. A similar increase was approved for Non-CEO NEOs. On recommendation by the CEO, the Compensation Committee approved a “team approach” to base salaries for Non-CEO NEOs summarized below. The current base salary for each NEO is provided below. The actual compensation amounts paid to the NEOs during 2012 are disclosed in the "2012 Summary Compensation Table".

Name	2013	2012	% Increase
Kevin J. Hanigan [1]	$535,000	$475,000	13%
Pathie E. McKee [2]	270,000	244,256	11
Mark L. Williamson [2]	250,000	226,394	10
Charles D. Eikenberg [1]	270,000	240,000	13
Scott A. Almy [1]	270,000	240,000	13
Thomas S. Swiley [1]	270,000	240,000	13
1 Mr. Hanigan and Mr. Eikenberg joined the Company in April 2012 with the Highlands acquisition. Mr. Almy and Mr. Swiley joined the Company in July 2012. 2012 salaries are annualized.
2 Ms. McKee and Mr. Williamson previously served as NEOs in 2011 and both received a 3% increase in 2012.
STI. All NEOs participated in the Executive Officer Incentive Plan ("EOIP") in 2012. EOIP participation is approved by the Compensation Committee on an annual basis. EOIP includes an organizational performance threshold ("OPT") which must be met before any incentive awards can be earned.
For each participant, 75% of his or her bonus was weighted to achievement of corporate goals, with the remaining 25% being based on an individual performance assessment. For the Executive Officer Incentive Plan for 2012 ("2012 EOIP"), the metrics for the corporate goals were: return on average equity, non-performing assets, efficiency ratio, operating earnings per share and net interest margin.
The corporate goals were determined by the Compensation Committee utilizing financial and operating budget information, with a threshold, target and maximum performance payout generally at 50%, 100%, and 170%, respectively, of the Board's budgeted incentive target payout, based on where actual performance falls within the performance range. The threshold, target and maximum performance range was reviewed and set by the Compensation Committee at the start of the performance period. The payout percentages of base salary for 2012 for the minimum, target and maximum levels of performance were as follows: President/CEO: 25.0%, 50.0% and 85.0%, respectively; and NEOs: 15.0%, 30.0% and 51.0%, respectively.
All 2012 EOIP bonuses were paid 50% in cash and 50% in phantom stock, with the phantom stock mirroring the Company's common stock price. The phantom stock will be earned two years from the grant date of the award based on achievement of the applicable OPTs, each year, over that two year period, as follows:

•	If the OPT is achieved both years, all of the phantom stock will be earned in each period and paid in cash following the end of the two year period.

•	If the OPT is achieved one year, one-half of the phantom stock will be earned in that period and paid in cash following the end of the two year period.

•	If the OPT is not achieved either year, all phantom stock will be canceled and not earned or paid.

The Compensation Committee also approved a clawback provision for the 2012 EOIP that is applicable to all participants in the 2012 EOIP. Under this provision, any payment made under the 2012 EOIP which was based upon materially inaccurate financial statements and requires a restatement will be subject to repayment. The repayment, in whole or in part, is at the discretion of the Compensation Committee.

As a percent of base salary, the amounts earned were 55% for Mr. Hanigan and 32% for the other NEOs. The 2012 cash portion of the annual incentives were paid in February 2013. For the amounts paid under the 2012 EOIP, please refer to the Summary Compensation Table. The Grants of Plan-Based Awards Table includes the possible payouts under the threshold level, the target level and the maximum level.

For 2013, the Compensation Committee approved a new Executive Incentive Plan (“2013 EIP”) where each participant will have a target award (expressed as a percentage of base earnings) and range that defines their incentive opportunity. Actual awards will be allocated based on specific performance goals and will range from 0% to 170% of target incentives (please see table below).

2013 Annual Incentive Targets
Role	Below Threshold	Threshold (50%)	Target (100%)	Maximum (170%)
CEO	0%	25%	50%	85%
Executive VPs	0	20	40	68

The threshold for participation in the 2013 EIP is 85% of budgeted net income. The 2013 EIP will reward performance as measured by net interest margin, efficiency ratio, return on assets and non-performing assets to average total assets (please see table below). Performance will be measured on a relative basis against the SNL Small Cap U.S. Banks Index, excluding non-exchange traded banks (e.g. OTCBB, Pink Sheet). In addition to the above listed performance goals relative to the banking industry, a portion of the incentive will reflect an assessment of accomplishments towards the strategic plan of the Company relating to three core initiatives: increasing household penetration, shifting the Bank's asset mix and deposit growth.

Performance Measures	Performance Goals			Weight
	Threshold	Target	Stretch
Net interest margin	35th Percentile	50th Percentile	75th Percentile	20%
Efficiency Ratio				20
Return on assets				20
NPAs/Average Assets				20
Strategic Achievement and Progress	Assessment of strategic achievement and progress against three core initiatives: household penetration, deposit growth and shifting asset mix			20
Total				100%

Performance will be assessed at the end of the fiscal year. 80% of the awards will be calculated formulaically, while 20% of the awards will be based on a qualitative assessment of progress towards the strategic initiatives. Due to financial data availability, the index financials will be measured based on a trailing twelve months as of September 30, 2013 while the Company's financials will be measured as of fiscal year end 2013. Payouts will be made 100% in cash at the completion of the annual performance period. The Compensation Committee discontinued the use of phantom stock in the 2013 plan, while prior year's phantom stock will exist until payment or expiration of award is complete.

The Compensation Committee also approved a clawback provision for the 2013 EIP that is applicable to all participants in the 2013 EIP. Under this provision, any payment made under the 2013 EIP which was based upon materially inaccurate financial statements and requires a restatement will be subject to repayment. The repayment, in whole or in part, is at the discretion of the Compensation Committee.

The Compensation Committee reserves the right to apply positive or negative discretion to the 2013 EIP as needed to reflect business environment, market conditions that may affect the Bank's performance and incentive plan funding as well as overall risk and regulatory issues. The Compensation Committee also reserves the right to amend, modify and adjust payouts as necessary.

Discretionary Bonuses. The Company successfully completed its second step conversion in 2010 and received its shareholder approval for the new equity incentive plan at the 2012 annual shareholder meeting. All but one of the Company's current NEOs joined the Company after the second step conversion and did not receive grants related to the original mutual holding company conversion in 2007. These new executives, therefore, did not have a meaningful ownership stake in the Company. The Compensation Committee awarded discretionary bonuses in the form of cash and also in immediately vested stock awards, which align the interests of these new NEOs with Company shareholders. In May 2012, the Compensation Committee awarded Mr. Hanigan a discretionary bonus consisting of 19,496 immediately vested stock awards with a grant date fair value of $15.79 per share. In December 2012, the Company paid discretionary bonuses to Mr. Williamson, Mr. Eikenberg, Mr. Almy and Mr. Swiley that consisted of cash and immediately vested stock awards with a grant date fair value of $20.59 per share. Mr. Williamson received 2,250 shares and $45,000 cash, Mr. Eikenberg received 3,000 shares and $60,000 cash, Mr. Almy received 3,000 shares and Mr. Swiley received 3,000 shares.

LTI - Equity Awards. The Company has shareholder approved share-based compensation plans that are used to promote the long-term success of the Company and increase shareholder value by attracting, encouraging and retaining executives and directors. Equity based compensation aligns the interests of executives and directors with Company shareholders, encouraging share value appreciation. The plans allow the Company to grant stock options, stock appreciation rights, restricted stock and restricted stock units to directors, advisory directors, officers and other employees of the Company or the Bank. In February 2013, the Compensation Committee recommended, and the Board of Directors approved, the award of 221,000 restricted stock awards and 342,000 stock options to NEOs in order to better align the interests of management with shareholders, and to recognize the progress made during 2012.
Impact of Accounting and Tax Treatments of Compensation
The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be tax-deductible. In 2012, all compensation was deductible. The shareholder approved share-based compensation plans permit the award of stock options, stock appreciation rights and other equity awards that are fully deductible under Code Section 162(m).

Summary Compensation

The following table sets forth information concerning the annual compensation for services provided by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were serving at the end of the fiscal year ended December 31, 2012, as well as Mark E. Hord, our former EVP/General Counsel who served as Interim CEO until Mr. Hanigan joined the Company in April 2012.

Name and Principal Position	Year	Salary	Bonus [1]	Stock Awards (LTI) [2]	Option Awards (LTI) [3]	Non-Equity Incentive Plan Compensation (STI) [4]	All Other Compensation [5]	Total
Kevin J. Hanigan, President, CEO [6]	2012	$347,115	$307,842	$732,652	$—	$130,839	$49,770	$1,568,218
Pathie E. McKee, EVP, CFO	2012	244,256	—	129,290	—	38,837	61,231	473,614
	2011	237,142	—	—	—	35,838	45,624	318,604
	2010	216,320	—	—	—	76,151	38,306	330,777
Mark L. Williamson, EVP, Chief Credit Officer [7]	2012	226,394	91,328	318,770	—	35,997	58,675	731,164
	2011	219,800	—	—	318,000	33,217	10,417	581,434
Charles D. Eikenberg, EVP, Community Banking [6]	2012	169,692	121,770	318,770	—	38,160	13,593	661,985
Scott A. Almy, EVP, Chief Risk Officer & General Counsel [8]	2012	106,154	61,770	337,850	—	38,160	4,760	548,694
Thomas S. Swiley, EVP, Chief Lending Officer [8]	2012	106,154	61,770	337,850	—	38,160	4,760	548,694
Mark E. Hord, former EVP/General Counsel and Interim CEO [9]	2012	282,322	—	—	—	91,036	11,079	384,437
	2011	230,100	—	—	—	34,774	44,492	309,366
	2010	217,625	—	—	—	78,141	38,705	334,471
1 Reflects discretionary bonuses consisting of cash and immediately vested stock awards. In May 2012, Mr. Hanigan was awarded 19,496 immediately vested stock awards with a grant date fair value of $15.79 per share. In December 2012, Mr. Williamson, Mr. Eikenberg, Mr. Almy and Mr. Swiley received the following bonuses with a grant date fair value of $20.59 per share: Mr. Williamson - 2,250 shares and $45,000 cash; Mr. Eikenberg - 3,000 shares and $60,000 cash; Mr. Almy -3,000 shares; and Mr. Swiley - 3,000 shares.
2 The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company's common stock on the date the award was made. The assumptions used in the calculation of this amount are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC. See “Grants of Plan-Based Awards” below for additional information concerning restricted stock grants.
3 The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the fair value of the stock option awards, as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.
4 Reflects STIs awarded for performance under the EOIP. In 2010, the awards was paid in cash. In 2011 and 2012, the awards were paid 50% in cash and 50% in phantom stock (with the exception of Mr. Hord's 2012 award, which were paid 100% in cash.) The amounts for 2011 and 2012 reflect the cash portion of the STI paid. The phantom stock is earned based on the achievement of certain performance thresholds being met each year from 2012 to 2014. Mr. Hord received payment related to his 2011 phantom stock in 2012. See "Grants of Plan-Based Awards" below.
5 The amounts reported for 2012 are listed in the below table (perquisites totaling less than $10,000 were excluded).

6 Mr. Hanigan and Mr. Eikenberg joined the Company in April 2012 as part of the Highlands acquisition.
7 Mr. Williamson was hired in September 2010 and was not included as a NEO in the 2010 Summary Compensation Table.
8 Mr. Almy and Mr. Swiley were hired in July 2012.
9 Mr. Hord resigned from the Company on July 31, 2012. Under the general release entered into in accordance with Mr. Hord's severance agreement, the Bank will continue to pay his base salary, based on his annual base salary in effect on the resignation date ($237,003), for one year and provide to him during that time, at the Bank's expense, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. The amount reported in salary includes $17,319 paid out for accrued vacation, as well as $28,000 earned for the four months Mr. Hord served as Interim President and CEO of the Company in 2012. Amounts received by Mr. Hord with respect to services performed by him for others during the One-Year Period, if any, will reduce the amounts payable by the Bank under the terms of the general release and the severance agreement. Additionally, under the general release, the Bank paid to Mr. Hord in cash (i) on July 31, 2012, the remaining unvested portion of Mr. Hord's 2011 phantom stock, comprised of 2,673 shares totaling $47,072, and (ii) following the end of 2012, $43,964, which represents the pro-rata portion of the 2012 STI that Mr. Hord would have been entitled to receive based on his employment with the Bank through July 31, 2012.

The amounts reported as "All Other Compensation" for 2012 are listed below.

Name	Benefit Type	Amount Received
Kevin J. Hanigan	401(k) matching	$12,500
	Dividends paid on restricted stock	10,059
	Bank-owned life insurance [1]	219
	Perquisites and other personal benefits:
	Benefit allowance	25,577
	Spouse travel	1,415
	Total	49,770
Pathie E. McKee	401(k) matching	12,453
	ESOP allocation	45,628
	Dividends paid on restricted stock	2,918
	Bank-owned life insurance [1]	232
	Total	61,231
Mark L. Williamson	401(k) matching	11,560
	ESOP allocation	42,355
	Dividends paid on restricted stock	4,760
	Bank-owned life insurance [1]	—
	Total	58,675
Charles D. Eikenberg	401(k) matching	8,660
	Dividends paid on restricted stock	4,760
	Bank-owned life insurance [1]	173
	Total	13,593
Scott A. Almy	Dividends paid on restricted stock	4,760
Thomas S. Swiley	Dividends paid on restricted stock	4,760
Mark E. Hord	401(k) matching	9,560
	Dividends paid on restricted stock	1,519
	Total	11,079
1 Amounts represent insurance premiums paid on the death benefit portion of the bank-owned life insurance. Under the terms of the bank-owned life insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to two times the insured employee's base salary on the date of purchase if the insured dies while employed at the Bank.

Grants of Plan-Based Awards

The following table provides information concerning 2012 plan-based awards made to NEOs.

			Estimated Future Payouts Under Non-Equity Annual Cash Incentive Plan Awards (STI) [1]

Name	Award Type	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock [2]	Grant Date Fair Value of Stock Awards [3]
Kevin J. Hanigan	cash incentive		$118,750	$237,500	$403,750
	restricted stock	5/23/2012				19,496	$15.79
	unrestricted stock	5/23/2012				19,496	15.79
	restricted stock	8/20/2012				23,000	18.47
Pathie E. McKee	cash incentive		36,638	73,277	124,571
	restricted stock	8/20/2012				7,000	18.47
Mark L. Williamson	cash incentive		33,959	67,918	115,461
	restricted stock	5/23/2012				12,000	15.79
	restricted stock	8/20/2012				7,000	18.47
	unrestricted stock	12/26/2012				2,250	20.59
Charles D. Eikenberg	cash incentive		36,000	72,000	122,400
	restricted stock	5/23/2012				12,000	15.79
	restricted stock	8/20/2012				7,000	18.47
	unrestricted stock	12/26/2012				3,000	20.59
Scott A. Almy	cash incentive		36,000	72,000	122,400
	restricted stock	7/16/2012				12,000	17.38
	restricted stock	8/20/2012				7,000	18.47
	unrestricted stock	12/26/2012				3,000	20.59
Thomas S. Swiley	cash incentive		36,000	72,000	122,400
	restricted stock	7/16/2012				12,000	17.38
	restricted stock	8/20/2012				7,000	18.47
	unrestricted stock	12/26/2012				3,000	20.59
Mark E. Hord	cash incentive		20,738	41,476	70,508

1 For each NEO, the amounts reported above represent the threshold, target and maximum amounts that were potentially payable for the year ended December 31, 2012 under the Company's 2012 EOIP if all performance criteria met the required level. If some, but not all, performance criteria met or exceeded the threshold level, a pro-rata portion of the incentive award could still be earned. Each annual incentive award is paid 50% in cash and 50% in phantom stock, with the phantom stock mirroring the Company's common stock price. The phantom stock is earned over a two year period based on the achievement of certain performance thresholds each year over that two year period. Mr. Hord's threshold, target and maximum were pro-rated over the seven months in 2012 that he served as an NEO. For 2012, the following amounts were earned.

Name	Incentive Earned
Kevin J. Hanigan	$261,678
Pathie E. McKee	77,673
Mark L. Williamson	71,993
Charles D. Eikenberg	76,320
Scott A. Almy	76,320
Thomas S. Swiley	76,320
Mark E. Hord	43,964
Of these amounts, the executives were paid 50% in cash, which is reflected under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The remaining 50% of their incentive award was converted to phantom stock as shown below in the “Outstanding Equity Awards at Fiscal Year-End” table. The $43,964 represents the pro-rata portion of the 2012 STI that Mr. Hord would have been entitled to receive based on his employment with the Bank through July 31, 2012, which was paid 100%

in cash. Additionally, in 2012 upon his resignation, Mr. Hord received $47,072 for the remaining unvested portion of his 2011 phantom stock. For additional information regarding the EOIP, see “Compensation Discussion and Analysis - Equity Officer Incentive Plan.”
2 All stock awards were granted under shareholder approved equity incentive plans.
3 The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company's common stock on the date the award was made. The assumptions used in the calculation of this amount are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC. See “Grants of Plan-Based Awards” below for additional information concerning restricted stock grants.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the unexercised stock options and outstanding stock awards held by NEOs as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable[1]	Option exercise price	Option expiration date	Number of shares that have not vested (#)		Market value of shares that have not vested [8]	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) [9]	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested [8]
Kevin J. Hanigan	—	—	$—	—	42,496	[2]	$889,866	6,248	$130,839
Pathie E. McKee	—	—	—	—	7,000	[3]	146,580	4,552	95,304
Mark L. Williamson	5,000	20,000	12.72	5/24/2021	19,000	[4]	397,860	4,218	88,335
Charles D. Eikenberg	—	—	—	—	19,000	[5]	397,860	1,822	38,160
Scott A. Almy	—	—	—	—	19,000	[6]	397,860	1,822	38,160
Thomas S. Swiley	—	—	—	—	19,000	[7]	397,860	1,822	38,160
1 Mr. Williamson's options vest 20% annually over a period of five years. The first vesting occurred on May 24, 2012. Vesting is subject to certain performance-based vesting conditions each year.
2 Mr. Hanigan's unvested restricted stock consists of 19,496 shares that vest if certain performance criteria for fiscal year 2013 are met and 23,000 shares that vest in three equal annual installments beginning August 20, 2013.
3 Ms. McKee's unvested restricted stock vests in three equal annual installments beginning August 20, 2013.
4 Mr. Williamson's unvested restricted stock consists of 12,000 shares that vest in five equal annual installments beginning May 23, 2013 and 7,000 shares that vest in three equal annual installments beginning August 20, 2013.
5 Mr. Eikenberg's unvested restricted stock consists of 12,000 shares that vest in five equal annual installments beginning May 23, 2013 and 7,000 shares that vest in three equal annual installments beginning August 20, 2013.
6 Mr. Almy's unvested restricted stock consists of 12,000 shares that vest in five equal annual installments beginning July 16, 2013 and 7,000 shares that vest in three equal annual installments beginning August 20, 2013.
7 Mr. Swiley's unvested restricted stock consists of 12,000 shares that vest in five equal annual installments beginning July 16, 2013 and 7,000 shares that vest in three equal annual installments beginning August 20, 2013.
8 Based on the closing price of $20.94 per share of the Company's common stock on December 31, 2012.
9 Represents shares of phantom stock received by the NEO in connection with the annual incentive plan awards earned under the EOIP. These shares vest in two equal annual installments after the date of grant, subject to the achievement of certain performance thresholds each year over the two year period. These shares, if and when earned, will be paid out to the NEO in cash based on the closing price of the Company's common stock as of the end of the fiscal year in which such shares are earned.

Option Exercises and Stock Vested

The following table provides information concerning the restricted stock awards that vested during 2012 with respect to the NEOs. No stock options were exercised by the NEOs during 2012.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting

Kevin J. Hanigan [1]	19,496	$307,842
Pathie E. McKee	12,654	199,427
Mark L. Williamson [1]	2,250	46,328
Charles D. Eikenberg [1]	3,000	61,770
Scott A. Almy [1]	3,000	61,770
Thomas S. Swiley [1]	3,000	61,770
Mark E. Hord	12,654	199,427
1 Reflects stock awards granted in 2012 with immediate vesting.

Non-qualified Deferred Compensation

The following table sets forth information about the non-qualified deferred compensation activity during 2012 for the NEOs participating in the deferred compensation plan.

Name	Plan	Executive Contributions in Last FY [1]	Company's Contributions in Last FY	Aggregate Earnings in Last FY [2]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE [3]
Kevin J. Hanigan	Deferred Compensation Plan	$17,538	$—	$—	$—	$17,538
Pathie E. McKee	Deferred Compensation Plan	—	—	6,112	—	55,145
Mark L. Williamson	Deferred Compensation Plan	20,227	—	426	—	34,952

1 All amounts are reported as compensation for 2012 in the Summary Compensation Table under the “Salary” column.
2 None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.
3 Of the aggregate balances shown, the following amounts were reported as compensation earned by the NEOs in the Company's Summary Compensation Table for 2012 and for prior years: Mr. Hanigan - $0; Ms. McKee - $0; Mr. Williamson - $14,721.

See the discussion under “Description of Our Material Compensation Plans and Arrangements - Supplemental Executive Retirement Plan” and “Deferred Compensation Plan” for additional information regarding our non-qualified deferred compensation arrangements.

Post-Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that the NEOs would have received if their employment had been terminated on December 31, 2012, under the circumstances shown. The table also reflects termination payments made to Mr. Hord.

Benefit	Retirement	Death	Disability	Involuntary or Good Reason termination (not in connection with change in control)	Involuntary or Good Reason termination (in connection with change in control)
Kevin J. Hanigan
Salary continuance [1]	$—	$—	$—	$712,500	$950,000
Restricted stock award [3]	—	889,866	889,866	—	889,866
Bank-owned life insurance [4]	—	150,000	—	—	—
Phantom stock awards [5]	130,839	130,839	130,839	—	—
Pathie E. McKee
Salary continuance [2]	—	—	—	244,256	244,256
Restricted stock award [3]	—	146,580	146,580	—	146,580
Bank-owned life insurance [4]	—	400,000	—	—	—
Phantom stock awards [5]	95,304	95,304	95,304	—	—
Mark L. Williamson
Salary continuance [2]	—	—	—	226,394	226,394
Restricted stock award [3]	—	397,860	397,860	—	397,860
Stock Options [6]	—	164,400	164,400	—	164,400
Phantom stock awards [5]	88,335	88,335	88,335	—	—
Charles D. Eikenberg
Salary continuance [2]	—	—	—	240,000	240,000
Restricted stock award [3]	—	397,860	397,860	—	397,860
Bank-owned life insurance [4]	—	100,000	—	—	—
Phantom stock awards [5]	38,160	38,160	38,160	—	—
Scott A. Almy
Salary continuance [2]	—	—	—	240,000	240,000
Restricted stock award [3]	—	397,860	397,860	—	397,860
Phantom stock awards [5]	38,160	38,160	38,160	—	—
Thomas S. Swiley
Salary continuance [2]	—	—	—	240,000	240,000
Restricted stock award [3]	—	397,860	397,860	—	397,860
Phantom stock awards [5]	38,160	38,160	38,160	—	—
Mark E. Hord [7]
Salary continuance	—	—	—	237,003	—
Phantom stock awards	—	—	—	47,072	—
STI	—	—	—	43,964	—

1 Amount reflects the annual base salary for 18 months if the termination occurs not in connection with a change in control, or the annual base salary for 24 months if the termination occurs in connection with or following a change in control.
2 Amount reflects the annual base salary, which would be payable over a twelve month period, subject to offset for amounts received in connection with other employment. In addition to the amounts reflected above, the Bank will provide over the twelve month period, at the Bank's expense, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. Reasonable outplacement services following an involuntary termination will also be provided. See "Description of our Material Compensation Plans and Arrangements - Salary Continuance Agreements with NEOs" below.
3 Represents the value of the restricted shares of the Company's common stock granted based on a closing price of $20.94 per share on December 31, 2012.
4 Represents the death benefit portion of bank-owned life insurance paid to a designated beneficiary if the insured dies while employed at the Bank.
5 Represents the value of the unvested phantom shares based on a closing price of $20.94 per share on December 31, 2012. In each of these cases, payment of the unvested award (or a portion thereof) is at the discretion of the Compensation Committee based on a recommendation from the President/Chief Executive Officer. In the event that a participant is terminated or voluntarily leaves the Company prior to vesting, other than retirement, death or disability, the award will usually be forfeited. If a participant retires, dies or becomes disabled prior to vesting, the award may be earned based on the length of time the participant was a full-time employee.
6 Represents the value of stock options calculated using the difference between the closing price of $20.94 per share on December 31, 2012 and the option exercise price of $12.72 per share.
7 Mr. Hord resigned from the Company on July 31, 2012. Under the general release entered into in accordance with Mr. Hord's severance agreement, the Bank will continue to pay his base salary, based on his annual base salary in effect on the resignation date ($237,003), for one year and provide to him during that time, at the Bank's expense, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. Amounts received by Mr. Hord with respect to services performed by him for others during the One-Year Period, if any, will reduce the amounts payable by the Bank under the terms of the general release and the severance agreement. Additionally, under the general release, the Bank paid to Mr. Hord in cash (i) on July 31, 2012, the remaining unvested portion of Mr. Hord's 2011 phantom stock, comprised of 2,673 shares totaling $47,072, and (ii) following the end of 2012, a percentage of the 2012 STI that Mr. Hord would have been entitled to receive had he remained in the employment of the Bank through January 2013, which totaled $43,964.

Description of Our Material Compensation Plans and Arrangements

General. We currently provide health and welfare benefits to our employees, including hospitalization, comprehensive medical insurance, and life and long-term disability insurance, subject to certain deductibles and co-payments by employees. We also provide certain retirement benefits. See Notes 15 and 16 of the Notes to Consolidated Financial Statements under Part II, Item 8 of the Annual Report on Form 10-K.

Employment Agreement of Kevin J. Hanigan. Mr. Hanigan entered into an employment agreement with the Company and the Bank which became effective in April 2012, upon completion of the Company's acquisition of Highlands. The agreement provides that Mr. Hanigan will serve as President and Chief Executive Officer of the Company and the Bank until December 31, 2014, unless the agreement is terminated before that date for specific causes as described in the agreement, or the term of the agreement is extended beyond that date. The agreement further provides that on December 13, 2013 and on each December 13th thereafter, the term of the agreement will be automatically extended by one additional year unless within 60 days prior to the extension date either the Company or Mr. Hanigan provides notice of non-extension to the other. Under the employment agreement, Mr. Hanigan's annual base salary for 2012 was $475,000, with the potential of cash bonuses, as determined by the board of directors of the Company in its sole discretion, and the right to participate in any incentive compensation plan adopted by the Company. For 2013, Mr. Hanigan's annual base salary is $535,000. Any increases to Mr. Hanigan's base salary cannot be subsequently decreased. Mr. Hanigan is also entitled under the employment agreement to: participation in any stock-based compensation plans; a life insurance policy at the Company's expense, to be owned by Mr. Hanigan, in the face amount of $1,000,000; an executive benefits allowance of at least $35,000 per year; participation in the Company's supplemental executive retirement plan and any other non-qualified retirement program established for the benefit of executives or key employees of the Company; and participation in any other retirement plans, group insurance and other benefits provided to full-time employees generally and in which executive officers participate. Early termination of Mr. Hanigan's employment agreement without cause, or under certain other specified circumstances, will entitle Mr. Hanigan to severance benefits consisting of (i) a continuation of compensation payments under the agreement equal to no less than his base salary for 18 months plus a pro rata portion of any unpaid bonus earned prior to the termination date, if the termination occurs prior to a change in control, or (ii) a lump sum payment equal to 24 months of base salary, if the termination occurs in connection with or following a change in control.

Salary Continuance Agreements with NEOs. The Bank has entered into salary continuance agreements with Ms. McKee, Mr. Almy, Mr. Swiley, Mr. Eikenberg and Mr. Williamson. The agreements provide that on the first anniversary of the effective date and on each anniversary thereafter the term of the agreement will be extended for a period of one year, provided that the Bank has not given notice to the executive officer in writing at least 90 days prior to such anniversary date that the term of the agreement shall not be extended further. Under the terms of these agreements, for a period of one year following the executive's involuntary termination of employment, the Bank will (i) continue to pay the executive's base salary, as in effect on the termination date, and (ii) provide to the executive, at the Bank's expense, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. The executive shall be provided with reasonable outplacement services following an involuntary termination.

An involuntary termination means the termination of the executive's employment (i) by the Bank, without the executive's express written consent; or (ii) by the executive by reason of a material diminution of or interference with the executive's duties, responsibilities or benefits, including any of the following actions unless consented to in writing by the executive: (1) a requirement that the executive be based at any place other than Plano, Texas, or within a radius of 35 miles from the location of the Bank's administrative offices; (2) a material demotion; (3) a material reduction in the number or seniority of personnel reporting to the executive other than as part of a Bank-wide reduction in staff; and (4) a reduction in the executive's salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank. Involuntary termination does not include termination for cause, retirement, death, disability, or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act.

The severance payments are subject to the executive executing a general release. Amounts received by an executive with respect to services performed by the executive for others during the one year period following termination shall reduce the amounts payable by the Bank under the terms of the severance agreement.

Deferred Compensation Plan. We also maintain a non-qualified deferred compensation plan that allows selected management and highly compensated employees and directors to defer a portion of their current base salary, annual cash incentive plan award, or director's compensation into the plan until his or her termination of service, disability or a change in control. There is no limit regarding how much of a participant's compensation may be deferred. All funds deferred by participants are deposited into a brokerage account owned by the Bank, but each participant controls the investment decision with respect to his or her account. All participants are 100% vested in their deferrals and the earnings thereon. A participant may elect to receive his or her account on a specified date that is at least five years from when the deferral amount is contributed to the plan, or to have his or her account distributed upon either the earlier or later of the specified payout date or the participant's termination of service. All distributions under the plan can be made in a cash lump sum equal to the value of the participant's deferred compensation plan account at the time of distribution or in annual payments, pursuant to the participants initial elections. Payments may also be made on account of an unforeseeable financial emergency.

401(k) Plan. We offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”). All employees who have attained age 18 are eligible to make 401(k) contributions. Eligible employees are also entitled to matching contributions, if any, after they have completed 12 months of continuous employment during which they worked at least 1,000 hours.

Participants are permitted to make contributions to the 401(k) Plan of up to 75% of their annual salary, up to a maximum allowed by the U.S. Internal Revenue Service ("IRS") Code 402(g). In addition, participants who have attained age 50 may defer an additional $5,500 annually as a 401(k) “catch-up” contribution under IRS Code 414(v). During 2011, we matched eligible 401(k) contributions (other than catch-up contributions) in an amount equal to 100% of the participant's 401(k) deferrals for the year up to 5% of the participant's salary. The plan allows for a discretionary profit sharing contribution; however, with the implementation of the employee stock ownership plan in 2006, no profit sharing contributions are currently paid. All 401(k) deferrals made by participants are pre-tax contributions, and those deferrals and earnings thereon are immediately vested. Matching contributions and earnings thereon vest at 20% per year, beginning with the second year of service. In the event of retirement at age 65 or older, permanent disability or death, however, a participant will automatically become 100% vested in all matching and profit sharing contributions and earnings thereon.

Participants may invest amounts contributed by them, as well as the employer matching and profit sharing contributions, in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator. Participants are permitted to borrow against their account balance in the 401(k) Plan.

Employee Stock Ownership Plan. As part of our 401(k) plan, we maintain an employee stock ownership plan (“ESOP”). The principal purpose of the ESOP is to provide a valuable benefit to employees by virtue of stock ownership. The ESOP borrowed funds from the Company and acquired Company common stock in connection with its 2006 and 2010 stock offerings. The common stock is allocated to ESOP participants over time as the ESOP loan is repaid to the Company. Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released to participants' accounts as debt service payments are made. Shares released are allocated to each eligible participant's ESOP account based on the ratio of each participant's eligible compensation to the total eligible compensation of all participants. An employee is eligible for an employee stock ownership allocation if he or she has been employed for one year, is credited with 1,000 or more service hours during the plan year, and either is actually employed on the last day of the plan year or has attained age 65. Forfeitures are reallocated among remaining participating employees in the same manner as an employee contribution. The account balances of participants vest at a rate of 20% for each year of service, beginning with the first year of service. Credit for eligibility and vesting is given for years of service with the Bank (and its predecessor organization) prior to adoption of the ESOP. In the case of a “change in control,” which triggers termination of the plan, participants immediately will become fully vested in their account balances. Benefits are payable upon retirement or other separation from service, or upon termination of the plan.

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation

The following table sets forth a summary of the compensation paid to the Company's non-employee directors during 2012, each of whom is also a director of the Bank. Compensation is paid to directors for service on the Bank Board of Directors. No additional compensation is paid for service on the Company's Board.

Name	Fees Earned or Paid in Cash [1]	Stock Awards [2]	All Other Compensation [3]	Total
James B. McCarley	$85,750	$96,968	$1,800	$184,518
Anthony J. LeVecchio	94,000	96,968	1,681	192,649
Gary D. Basham	71,500	96,968	1,709	170,177
Jack D. Ersman	75,250	96,968	1,720	173,938
Bruce W. Hunt [4]	29,750	96,968	1,050	127,768
James Brian McCall	52,000	233,833	1,050	286,883
Karen H. O'Shea	64,500	96,968	1,654	163,122
V. Keith Sockwell	58,000	96,968	1,720	156,688
[1] Directors may defer all or any part of their directors' fees, which pursuant to the non-qualified deferred compensation plan are invested in independent third-party mutual funds.
[2]  The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the number of shares awarded and the fair market value of the Company's common stock on the date the award was made. The assumptions used in the calculation of this amount are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC.

[3] All other compensation for the current board members includes dividends paid on restricted stock and premiums on life insurance.
4 Mr. Hunt joined the Board of Directors of the Company in April 2012 as part of the Highlands acquisition.

During 2012, each non-employee director received (i) a $20,000 annual retainer; (ii) $1,000 per board meeting attended and (iii) $750 per committee meeting attended. In addition, the Chairman of the Board received an additional $30,000 per year fee, the Audit Committee Chair received an additional $7,500 per year fee and the Compensation Committee Chair received an additional $5,000 per year fee. These same retainers and fees are projected for 2013.

Directors may elect to defer receipt of all or any part of their directors' fees pursuant to a non-qualified deferred compensation plan. All funds deferred by participants are deposited into a brokerage account owned by the Bank, but each participant controls the investment decision with respect to his or her account. We also pay premiums for a life insurance policy and accidental death and dismemberment policy for the benefit of each non-employee director. Under the terms of the Bank Owned Life Insurance, each director was provided a death benefit of $40,000 if the insured dies while a director at the Bank. If the director leaves the service of the Company for any reason other than death, all rights to any such benefit cease.

On August 20, 2012, each non-employee director received a restricted stock award totaling 5,250 shares, which vest in three equal annual installments beginning on August 20, 2013. Additionally, Mr. McCall received an initial stock award of 9,094 shares in June 2012 in connection with joining the Company's Board in 2011, which vested on the grant date. Mr. McCall had previously served on the Bank's Board since 2009.

Directors are provided or reimbursed for travel and lodging (including for spouse) and are reimbursed for other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. We also pay the premiums on directors' and officers' liability insurance.
REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee's review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Karen H. O'Shea (Chair)
Anthony J. LeVecchio
James Brian McCall
James B. McCarley
V. Keith Sockwell

CORPORATE GOVERNANCE

Director Independence

The Board of Directors of the Company has determined that all of its directors, with the exception of Kevin J. Hanigan, the Company's President and Chief Executive Officer, are “independent directors” as that term is defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Select Market and by the Securities and Exchange Commission. These independent directors are Gary D. Basham, Jack D. Ersman, Bruce W. Hunt, Anthony J. LeVecchio, James Brian McCall, James B. McCarley, Karen H. O'Shea and V. Keith Sockwell. Messrs. Basham and Ersman will retire from the Board effective as of the May 16, 2013 annual meeting of shareholders.

Board Leadership Structure. The Board has placed the responsibilities of Chairman with an independent nonexecutive member of the Board, which we believe provides better accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team. Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; and presiding at Board meetings, executive sessions and shareholder meetings. This delineation of duties allows the President and CEO to focus his attention on managing the day-to-day business of the Company. We believe this structure provides strong leadership for our Board, while positioning our President and CEO as the leader of the company in the eyes of our customers, employees and other stakeholders. Executive sessions of the non-management directors without management in attendance are provided for at each regularly scheduled Board meeting and are chaired by our non-executive Chairman of the Board.

Board Role in Risk Oversight. The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. The Audit Committee meets quarterly with management in order to review our major financial risk exposures and the steps management is taking to monitor and control such exposures. Directors also serve on various committees that focus on major areas of risk in the Company that include, but are not limited to, loans, investments, technology and compensation. Directors discuss risk and risk mitigation strategies with management within these committees. All risk oversight discussions are included in committee reports to the full Board of Directors.

Board Meetings and Committees

The membership of the Bank's Board of Directors is identical to the Company's Board of Directors. Meetings of both Boards of Directors are generally held on a monthly basis, which is in addition to quarterly meetings of both Boards of Directors. For the fiscal year ended December 31, 2012, the Board of Directors of the Company held 15 regular meetings and two special meetings and the Board of Directors of the Bank held 15 regular meetings. During fiscal year 2012, no director who served during 2012 attended fewer than 75% in the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.

The Board of Directors of the Company has four standing committees: Executive, Compensation, Audit and Governance and Nominating. Information regarding the functions of the Board's committees, their present membership and the number of meetings held by each committee for the year ended December 31, 2012, is set forth below:

Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Directors McCarley (Chair), LeVecchio, Sockwell and O'Shea. During 2012, this committee held 12 meetings.

Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The Compensation Committee is responsible for (i) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees, (ii) reviewing and monitoring existing compensation plans, policies and programs and recommending changes to the goals and objectives of these plans, policies and programs to the entire Board, and (iii) reviewing and recommending new compensation plans, policies and programs. See also “Compensation Discussion and Analysis - The Objectives of our Executive Compensation Program.”

During 2012, Directors O'Shea (Chair), Sockwell, LeVecchio, McCall and McCarley were members of the Compensation Committee. In 2012, the Compensation Committee held 10 meetings.

Audit Committee. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements, our financial reporting processes, our systems of internal accounting and financial controls, our compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee also is responsible for the appointment, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors.

The current members of the Audit Committee are Directors LeVecchio (Chair), Sockwell, Ersman and McCall. All members of the Audit Committee, in addition to being independent as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, (i) meet the criteria for independence set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934 and (ii) are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Mr. LeVecchio has had past employment experience in finance or accounting and/or requisite professional certification in accounting that results in his financial expertise. The Board of Directors has determined that Mr. LeVecchio meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” During 2012, the Audit Committee held four meetings.

Governance and Nominating Committee. The Governance and Nominating Committee operates under a formal written charter adopted by the Board of Directors. The Governance and Nominating Committee is responsible for overseeing the corporate governance policies for the Company and to identify and recommend director candidates to serve on the Board of Directors. The Governance and Nominating Committee appointed a Nominations Sub-Committee to assist in the evaluation of prospective board candidates. That Sub-Committee is empowered only to make reports to the Governance and Nominating Committee. Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee. The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee. The Governance and Nominating Committee has the following responsibilities under its charter:

(i)
Review and recommend to the Board of Directors for approval policies to enhance the Board's effectiveness, including policies with respect to the distribution of information to Board members, the size and composition of the Board, and the frequency and structure of Board meetings;

(ii)
Review and reassess at least annually the corporate governance guidelines of the Company to determine whether they are appropriate for the Company and comply with applicable laws, regulations and listing standards, and recommend any proposed changes to the Board of Directors for approval;

(iii)	Consider any requests for waiver of, and address any violations or alleged violations of, the Company's codes of conduct and ethics that relate to a Board member or executive officer of the Company;

(iv)	Assist in identifying, interviewing and recruiting candidates for the Board;

(v)
Recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company's charter and bylaws relating to the nomination or appointment of directors, based on criteria established by the Board;

(vi)
Review nominations submitted by shareholders that comply with the requirements of the Company's charter and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

(vii)	Annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees, as necessary; and

(viii)	Perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company's bylaws, nominations for directors by shareholders must be made in writing and received by the Secretary of the Company at the Company's principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days' notice or public announcement of the date of the meeting is given or made to shareholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company's bylaws.

The current members of the Governance and Nominating Committee are Directors Sockwell (Chair), Ersman, McCarley, Hunt and O'Shea. During 2012, the Governance and Nominating Committee met five times.

Committee Charters. The full responsibilities of the Audit, Compensation, Governance and Nominating and Executive Committees are set forth in their charters, which are posted in the Committee Charting section of our website at www.viewpointfinancialgroup.com.

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions, and to all of our other employees and our directors. A copy of our code of ethics is available on our Internet website address, www.viewpointfinancialgroup.com.

Shareholder Communications with Directors

Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in writing addressed to Scott A. Almy, EVP/Chief Risk Officer and General Counsel, ViewPoint Financial Group, Inc., 1309 West 15th Street, Plano, Texas, 75075, who will promptly forward all such communication to each director.

Board Member Attendance at Annual Shareholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of our directors were in attendance at last year's annual shareholder meeting.

AUDIT AND RELATED FEES

For the fiscal years ended December 31, 2012 and 2011, Ernst & Young LLP provided various audit, audit related and other services to the Company. Set forth below are the aggregate fees billed for these services:

	2012	2011
Audit Fees	$531,378	$414,510
Audit-Related Fees	21,600	29,230
Tax Fees	89,028	225,328
All Other Fees	—	—
	$642,006	$669,068

(a)
Audit Fees include aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements, for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, for the review of financial statements included in the Company's Quarterly Reports on Form 10-Q, for statutory and regulatory audits, for the financial statements for the U.S. Department of Housing and Urban Development and for consents.

(b)	Audit-Related Fees include aggregate fees billed for professional services rendered related to the audits of retirement and employee benefit plans and agreed-upon procedures engagements.

(c)	Tax Fees include aggregate fees billed for professional services rendered related to tax return preparation and tax consultations.

(d)	No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for 2012 and 2011.

The Audit Committee has determined that the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young LLP's independence.

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the registered public accounting firm for all audit and permissible non-audit services to be provided by the registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter, for the engagement of the registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2012, with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees (SAS 61), as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board concerning Independence as currently in effect and has discussed with Ernst & Young LLP their independence.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

The foregoing report is furnished by the Audit Committee of the Board of Directors:

Anthony J. LeVecchio (Chair)	V. Keith Sockwell

Jack D. Ersman	James Brian McCall

LOANS AND RELATED TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has followed a policy of granting loans to officers and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with persons not related to the Bank, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. All loans that the Bank makes to directors and executive officers are subject to regulations of the Office of the Comptroller of the Currency restricting loans and other transactions with affiliated persons of the Bank. Loans to all directors and executive officers and their associates totaled approximately $1.1 million at December 31, 2012, which was 0.20% of our consolidated equity at that date. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2012.

Under our Code of Business Conduct and Ethics, all business transactions between the Company (and its subsidiaries) and any of its directors, executive officers and/or their related interests shall be entered into only under the following conditions:

(1)
The terms, conditions and means of compensation shall be no less favorable to the Company than other similar business transactions previously entered into by it or which may be entered into with persons who are not directors or executive officers of the Company, or their related interests.

(2)	All related party transactions between our directors and executive officers and/or their related interests and the Company shall require the prior review and approval of a majority of the disinterested independent directors (as defined under the NASDAQ Stock Market listing standards) of the Board of Directors, with the interested director abstaining from participating either directly or indirectly in the voting and discussion on the proposed business transaction. For these purposes, the term “related party transactions” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

(3)
The minutes of any Board meeting at which a business transaction between the Company and a director or executive officer, or his or her related interest, is approved or denied shall include the nature and source of all information used to establish the reasonableness and comparable nature of the terms, conditions and means of compensation, with copies thereof attached as appropriate.

During 2012, there were no related party transactions between the Company and any of its directors, executive officers and/or their related interests, except for the loans and deposits discussed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this proxy statement any late filings or failures to file.

The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal 2012.

PROPOSAL 2 - ADVISORY VOTE ON COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act, we are including in this proxy statement and will present at the annual meeting a non-binding shareholder vote to approve the compensation of our executives, as described in the proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say on pay” vote, gives shareholders the opportunity to endorse or not endorse the compensation of the Company's executives as disclosed in this proxy statement. This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation of the named executive officers described in the Company's proxy statement in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation together with the accompanying narrative disclosure, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, is hereby approved.

As an advisory vote, this proposal is non-binding and may not be construed as overruling a decision by the Board or creating or implying any change to the fiduciary duties of the Board, nor will it affect any compensation previously paid or awarded to any executive. Although the vote is non-binding, the Board of Directors values the opinions of the Company's shareholders and will take into account the outcome of the vote when considering future compensation decisions.

The Dodd-Frank Act requires that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with shareholders having the choice of every year, every two years or every three years. We held our first frequency vote in 2011, and the most votes were received for a frequency of every year. Our Board of Directors determined, in light of those results, that we will include a say-on-pay vote in our annual meeting proxy materials every year until the next required frequency vote is held.

As described in the Compensation Discussion and Analysis section of this proxy statement, we design our compensation program to retain, attract and develop the best people available, and to link compensation to performance. The Board of Directors believes that our compensation programs achieve this objective, and therefore recommends that shareholders vote “FOR” this proposal.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors renewed the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the 2013 fiscal year and is soliciting your ratification of that selection. Your ratification of the Audit Committee's selection of Ernst & Young LLP is not necessary because the Audit Committee has responsibility for selection of our independent registered public accounting firm. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. It is anticipated that a representative of Ernst & Young LLP will be present at the annual meeting of shareholders and will have the opportunity to make a statement or respond to any appropriate questions that shareholders may have.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as ViewPoint Financial Group, Inc.'s independent registered public accounting firm for the year ending December 31, 2013.
SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the Company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal to take action at the meeting must be received at the Company's executive office at 1309 W. 15th Street, Plano, Texas 75075 no later than December 12, 2013. All shareholder proposals submitted for inclusion in the Company's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any shareholder proposal (regardless of whether included in the Company's proxy materials), the Company's Charter and Bylaws.

In addition to the deadline and other requirements referred to above for submitting a shareholder proposal to be included in the Company's proxy materials for its next annual meeting of shareholders, the Company's bylaws require a separate notification to be made in order for a shareholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company's proxy materials for the meeting.  In order to be eligible for presentation at the Company's next annual meeting of shareholders, written notice of a shareholder proposal containing the information specified in Article I, Section 6 of the Company's bylaws must be received by the Secretary of the Company not earlier than the close of business on January 16, 2014 and not later than the close of business on February 15, 2014.  If, however, the date of the next annual meeting is before April 28, 2014 or after July 15, 2014, the notice of the shareholder proposal must instead be received by the Company's Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

VIEWPOINT FINANCIAL GROUP, INC. — ANNUAL MEETING, MAY 16, 2013

YOUR VOTE IS IMPORTANT!

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

ViewPoint Financial Group, Inc.'s Notice of Annual Meeting, proxy statement and 2012 Annual Report on Form 10-K are available on the Internet at http://www.vpfgproxy.com.

You can vote in one of three ways:

1. Call **toll free 1-855-822-7114** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **http://www.rtcoproxy.com/vpfg** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

ViewPoint Financial Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS
May 16, 2013
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The signer(s) on the reverse side hereby appoint(s) the Board of Directors of ViewPoint Financial Group, Inc., with full powers of substitution, to act as attorneys and proxies, to vote all shares of common stock of ViewPoint Financial Group, Inc. which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders ("Meeting") to be held on May 16, 2013 in the Dallas Room on the 3rd Floor of ViewPoint Bank's offices located at 1201 W. 15th Street, Plano, Texas, at 4:00 p.m., Central Time. The Board of Directors is authorized to cast all votes to which the signer(s) is/are entitled as indicated on the reverse side.

This proxy will be voted as directed, but if this proxy is signed and dated and no instructions are specified, this proxy will be voted for proposals 1, 2 and 3 as set forth on the reverse side. Should the nominee be unable to serve as a director, an event that we do not anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors of ViewPoint Financial Group, Inc. If any other business is presented at the Meeting, this proxy will be voted by the majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

Should the signer(s) be present and elect to vote at the Meeting or at any adjournment thereof, and after notification to the Secretary of ViewPoint Financial Group, Inc. at the Meeting of the signer(s') decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of ViewPoint Financial Group, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

INTERNET INFORMATION

If you wish to enroll in our Electronic Access Program to receive future ViewPoint Financial Group, Inc. annual reports and proxy statements via the Internet, you may check the box on the reverse side authorizing our transfer agent to code your account for future mailings.

6867

REVOCABLE PROXY
ViewPoint Financial Group, Inc.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:

Call 1-855-822-7114 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 16, 2013.

To Vote by Internet:

Go to http://www.rtcoproxy.com/vpfg prior to 3 a.m., May 16, 2013.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here to enroll in our Electronic Access Program. ☐

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

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Comments:

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

ViewPoint Financial Group, Inc.'s Notice of Annual Meeting, proxy statement and 2012 Annual Report on Form 10-K are available on the Internet at http://www.vpfgproxy.com.

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

X **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold
1. To elect the following director nominee for the term indicated: **Nominee: Bruce W. Hunt (Through 2016)**	☐	☐

	For	Against	Abstain
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

To transact such other business as may properly come before the meeting, or any adjournments thereof.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

The above signed acknowledge(s) receipt from ViewPoint Financial Group, Inc. prior to the execution of this proxy of the Notice of Annual Meeting and a Proxy Statement dated April 11, 2013.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ______________ Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.